Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258259

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement Dated
December 2, 2022 to Prospectus Dated August 9, 2021)

544,375 Units Each Consisting of
One American Depositary Share and One Warrant to Purchase One American Depositary Share

255,625 Pre-Funded Units Each Consisting of
One Pre-Funded Warrant to Purchase One American Depositary Share and One Warrant to Purchase One
American Depositary Share

RedHill Biopharma Ltd.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) by RedHill Biopharma Ltd. (the “Company”), dated December 2, 2022 (the “Original Prospectus Supplement”), and the accompanying base prospectus, dated August 9, 2021 (the “Base Prospectus,” and together with the Original Prospectus Supplement, the “Prospectus”), related to an underwritten offering of an aggregate of (i) 544,375 units, each consisting of one American Depositary Share (“ADS”) and one warrant to purchase one ADS at a combined public offering price of $10.00 for each unit, and (ii) 255,625 pre-funded units, each consisting of one pre-funded warrant to purchase one ADS and one warrant to purchase one ADS, at a combined public offering price of $9.96 for each pre-funded unit. Pursuant to a reset mechanism in the warrants included in the units and pre-funded units (the “Existing Warrants”), effective as of March 29, 2023, the 5th trading day following the Ratio Change (as defined below), the terms of the warrants to purchase an aggregate of up to 800,000 ADSs at an exercise price of $10.00 per ADS issued to the investors in the offering pursuant to the Prospectus were reset to become warrants to purchase an aggregate of 1,727,675 ADSs at an exercise price of $4.6305 per ADS. Some of the Existing Warrants have been amended as described below under “Amendments to the Existing Warrants.”

Each ADS represents 400 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”).

The ADSs are listed on the Nasdaq Capital Market under the symbol “RDHL.” On July 20, 2023, the last reported sale price of the ADSs on the Nasdaq Capital Market was $1.85 per ADS.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” on page S-10 of the Original Prospectus Supplement, page 11 of the Base Prospectus and in the documents incorporated by reference into the Prospectus, including the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Effective March 23, 2023, we implemented a ratio change of the ADSs to our Ordinary Shares from the prior ratio of one (1) ADS representing ten (10) Ordinary Shares to a new ratio of one (1) ADS representing four hundred (400) Ordinary Shares (the “Ratio Change”). For ADS holders, the Ratio Change had the same effect as a one-for-forty reverse ADS split. Unless otherwise indicated, all ADS and Ordinary Share amounts in this Supplement have been adjusted to give effect to the Ratio Change; however, ADS and Ordinary Share amounts in the Original Prospectus Supplement and the Base Prospectus and all other documents incorporated by reference herein that were filed prior to March 23, 2023, do not give effect to the Ratio Change.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Original Prospectus Supplement, the Base Prospectus and the reports incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO THE EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On July 25, 2023, in connection with a securities purchase agreement, dated as of July 21, 2023 (the “RD Purchase Agreement”), entered into by us and the investors on the signature pages thereto, we filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under our registration statement on Form F-3 (File No. 333-258259). Pursuant to the RD Purchase Agreement and the Registered Direct Prospectus Supplement, we offered and sold an aggregate of 1,084,923 ADSs and pre-funded warrants to purchase up to 217,000 ADSs at an exercise price of $0.001 per ADS (the “Registered Direct Offering”). The purchase price for one ADS was $1.35 and the purchase price for one pre-funded warrant to purchase one ADSs was $1.349. The Registered Direct Offering closed on July 25, 2023.

In connection with the Registered Direct Offering, on July 21, 2023, we entered into Warrant Amendment Agreements (the “Warrant Amendment Agreements”) with the investors in the Registered Direct Offering to amend certain Existing Warrants to purchase up to an aggregate of 971,817 ADSs held by the investors, in consideration for their purchase of our securities in the Registered Direct Offering. Pursuant to the Warrant Amendment Agreements, effective upon the closing of the Registered Direct Offering, such Existing Warrants held by the investors in the Registered Direct Offering were amended to reduce the exercise price to $1.80 per ADS. No changes have been made to the other Existing Warrants, which ADSs may be resold under the Prospectus, as amended by this Supplement.

The date of this Prospectus Supplement is July 21, 2023